Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of October 2025 (the “Effective Date”) by and between SEEQC, Inc. (the “Company”), and Kanwardev Raja Singh Bal (“Executive”). Executive, together with the Company, are referred to as the “Parties.”

1. Nature of Position.

(a) Since September 2, 2025 (the “Start Date”), Executive has been serving as the Company’s Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer (the “CEO”). In this position, Executive is responsible for the duties and responsibilities typically performed by the principal financial officer of a venture-backed privately held company, and such other duties as may reasonably be assigned to him by the CEO from time to time. Executive agrees that he will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.

(b) While employed by the Company, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”).

(c) Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement, non-solicitation agreement, confidentiality agreement or similar agreement with any other person or entity that would adversely affect Executive’s performance of his duties hereunder, and (iii) Executive will not use any confidential information or trade secrets of any third party in connection with the performance of his duties hereunder.

2. At-Will Employment. Executive’s employment with the Company has been and will continue to be “at-will” employment and may be terminated by either the Company or Executive at any time with or without cause or with or without notice.

3. Compensation.

(a) Base Salary. Executive’s initial annual base salary is $425,000 per year (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made in connection with the Company’s normal review practices.

(b) Annual Bonus. Executive is eligible to earn an annual cash incentive bonus in the target amount of 60% of Executive’s Base Salary (the “Annual Bonus”), with the amount of the Annual Bonus actually earned in any year determined by the Board based on achievement of performance objectives selected by the Board, in its sole discretion. In order to earn the Annual Bonus, Executive must remain in continued employment with the Company through the payment date, which will generally be on or prior to March 15 of the year following the year of performance. The Company reserves the right to pay some or all of the after-tax value of the Annual Bonus in the form of stock options, restricted stock units or shares of the Company’s common stock.

(c) Initial Grant. Subject to the approval by the Board, the Company will grant Executive restricted stock bonus awards in the aggregate of 329,104 shares (which represents approximately 1.25% of the Company’s fully diluted capitalization as of the Effective Date (the “Initial Shares”). The Initial Shares will be granted for no payment, but shall be valued at the fair market value per share on the date of grant, and will be subject to the terms of the Company’s 2019 Equity Incentive Plan (the “Stock Plan”) and the standard form of award agreement thereunder.

(i) Half of the Initial Shares (i.e., 164,552 shares) will be subject to vesting based on Executive’s continued service with the Company on each vesting date over four years from the Start Date, with 25% of the underlying shares vesting on the first anniversary of the Start Date and 1/48 of the underlying shares vesting each month thereafter (the “Time-Based Shares”).

(ii) The other half of the Initial Shares (i.e., 164,552 shares) will be subject to vesting based on the Company’s achievement of the following performance goals (as determined in the sole discretion of the Board), subject in each case to Executive’s continued employment with the Company through the date the performance goals are achieved and the date the Company closes a Liquidity Event (the “Performance-Based Shares”):

(1) 25% of the Performance-Based Shares will achieve this first performance goal on the date the Company closes a Liquidity Event.

(2) 25% of the Performance-Based Shares will achieve this second performance goal on the date the Company has negotiated and signed two commercial contracts for chip integration, each with a different third party quantum systems development company.

(3) 25% of the Performance-Based Shares will achieve this third performance goal on the date the Company has built a finance team capable of supporting the Company through the process of closing an IPO or SPAC Transaction.

(4) 25% of the Performance-Based Shares will achieve this fourth performance goal on the date the Company has closed an equity financing that raises at least $75,000,000 of new money.

(d) Definitions: For purposes of this Agreement and the applicable equity award agreement:

(i) “Change of Control” has the meaning set forth in the Stock Plan, except that for purposes of determining whether a transaction is a Change of Control under the definition of “Liquidity Event”, such Change of Control must result in aggregate deal consideration to the Company and its stockholders of at least $1,000,000,000.

(ii) “IPO” means the first sale of Common Stock to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, including a registration statement in connection with a direct listing, but excluding a registration statement relating solely to the issuance of common stock pursuant to a business combination or an employee incentive or benefit plan.

(iii) “Liquidity Event” means either a Change of Control (but only if such transaction results in aggregate deal consideration to the Company and its stockholders of at least $1,000,000,000), an IPO or a SPAC Transaction.

(iv) “SPAC Transaction” means a transaction in which the Company’s outstanding shares of capital stock are exchanged for or otherwise converted into securities that are publicly listed, or contemplated to be publicly listed pursuant to the transaction governing such exchange or conversion, on a securities exchange, excluding an IPO, but including through a merger, acquisition, business combination or similar transaction, in one transaction or series of related transactions, involving a vehicle commonly known as a special purpose acquisition company (SPAC), a reverse merger or otherwise.

4. Employee Benefits. Executive may elect to participate in the Company’s benefit plans on the same terms and conditions as other similarly-situated employees, subject to the rules of those plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Paid Time Off. Executive will be eligible to take paid time off (i.e., vacation time and sick leave) in accordance with the Company’s policy, which may change from time to time, with the timing and duration of specific vacations mutually and reasonably agreed to by the Parties hereto.

6. Expenses. The Company will reimburse Executive for ordinary and necessary business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Termination without Cause Not During Protection Period. If the Company terminates Executive’s employment without Cause, and other than as a result of Executive’s death or Disability, other than during the Protection Period (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), and provided Executive signs, and allows to become effective not later than 60 days following the termination date, the Company’s standard form of release of claims (the “Release”), complies with his continuing obligations to the Company, and resigns from all positions Executive then holds with the Company and its affiliates, the Company will pay Executive the following severance (the “Severance”):

(i) Continuing payments of Executive’s Base Salary as in effect on the date of Executive’s termination for the first three (3) months following the termination date, payable in accordance with the Company’s standard payroll procedures, but no amount will be paid until the 60th day following termination, at which time the Company will make a lump sum payment equal to the amounts that would otherwise have been paid through that date, with the balance paid thereafter on the normal payroll cycle;

(ii) Reimbursement to Executive for the payments Executive makes for medical, vision and dental coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) for the first three (3) months after the termination date, or, if earlier, (y) the date Executive or his dependents cease to be eligible for COBRA or (z) the date Executive becomes eligible for group health insurance coverage from another employer; and

(iii) If the termination occurs prior to the first anniversary of the Start Date, the vesting of the Time-Based Shares as to 3/48ths of the total number of Time-Based Shares.

(b) Termination without Cause or Resignation for Good Reason during Protection Period. If immediately prior to, on or within 12 months after a Change of Control (the “Protection Period”), the Company terminates Executive’s employment without Cause, and other than as a result of Executive’s death or Disability, or if Executive resigns for Good Reason, and provided such termination constitutes a separation from service, and provided Executive signs, and allows to become effective not later than 60 days following the termination date, the Release, complies with his continuing obligations to the Company, and resigns from all positions Executive then holds with the Company and its affiliates, the Company will pay Executive the following severance (the “CIC Severance”):

(i) A lump sum payment equal to six (6) months of Executive’s Base Salary as in effect on the date of Executive’s termination (ignoring any reduction that forms the basis for Good Reason), payable on the 60th day following the termination date;

(ii) A lump sum payment equal to 50% of Executive’s Annual Bonus as in effect on the date of Executive’s termination (ignoring any reduction in Base Salary that forms the basis for Good Reason), payable on the 60th day following the termination date;

(iii) Reimbursement to Executive for the payments Executive makes for medical, vision and dental coverage under COBRA for the first six (6) months after the termination date, or, if earlier, (y) the date Executive or his dependents cease to be eligible for COBRA or (z) the date Executive becomes eligible for group health insurance coverage from another employer; and

(iv) The immediate vesting in full of the Time-Based Shares.

(c) Voluntary Resignation; Termination for Cause; Death; Disability. If Executive’s employment with the Company terminates other than as provided in Section 7(a) or (b), then Executive will not be entitled to receive severance benefits under this Agreement.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of Section 7 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Any severance benefits provided hereunder are intended to offset any obligations to provide severance or advance notice of termination under applicable laws like the WARN Act.

(e) Section 409A. The Parties intend that all payments and benefits in this Agreement are exempt from Section 409A of Internal Revenue Code (the “Code”), and any ambiguities or ambiguous terms herein will be interpreted to be exempt. To the extent not so exempt, the Parties intend that all payments and benefits will comply with Section 409A, and any ambiguities or ambiguous terms herein will be interpreted as such. Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The severance benefits described herein are intended to be exempt from Section 409A pursuant to Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service, then no severance pay or benefits payable to Executive, pursuant to this Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the “Deferred Payments”) will be paid until the date that is six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If Executive dies prior to the six (6) month anniversary of the separation from service, then any payments delayed by this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

(f) Confidential Information; Cooperation. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Agreement. In addition, Executive agrees that in consideration for the Company’s promises under this Agreement, that upon his termination, he will fully cooperate with the Company in effecting an orderly transition of his duties and in ensuring that the business of the Company is conducted in a professional, positive and competent manner through his separation. Executive agrees that following his termination, he will, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. Executive further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation will include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to pay/reimburse Executive for any approved travel expenses incurred as a result of his cooperation with the Company.

(g) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment (except as expressly provided herein with respect to COBRA).

(h) Limitation on Payments. If any payments or benefits provided for in this Agreement or otherwise payable to Executive (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive agrees to undertake the stockholder approval process under Section 280G(b)(5)(B). If a reduction in severance and other benefits constituting “parachute payments” is necessary under the shareholder approval process, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of accelerated vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other employee benefits paid or provided to the Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. With respect to each of (i), (ii) and (iii), in the case of any payments or benefits that constitute deferred compensation subject to Section 409A, the reduction will occur first as to amounts that are not deferred. If two or more equity awards are granted on the same date, each award will have their acceleration of vesting reduced on a pro-rata basis. In no event will the Executive have any discretion with respect to the ordering of payment reductions.

(i) Definitions. For purposes of this Agreement:

(1)  “Cause” means: (i) Executive’s continued failure to perform his assigned duties and responsibilities as an employee (other than a failure resulting from Executive’s Disability) after receiving written notice thereof from the CEO or the Board describing Executive’s failure to perform such duties or responsibilities and a 10 day opportunity to cure such failure (to the extent capable of cure); (ii) Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company or its stockholders; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) Executive’s breach of his representations in this Agreement, any provision of his confidentiality agreement or invention assignment agreement (including, but not limited to, the Confidential Information Agreement) between Executive and the Company (or any affiliate of the Company) or of his statutory or fiduciary duties to the Company and its stockholders; or (v) Executive being convicted of, or entering a plea of nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude.

(2) “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(3) “Good Reason” means Executive’s resignation from all positions he then holds with the Company and any affiliates within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a reduction in Executive’s Base Salary by more than 10% (other than a general reduction in base salary that affects similarly situated employees in similar proportions); (ii) a material reduction of Executive’s authority, duties or responsibilities except that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when an officer of the Company remains an officer following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made an officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Executive’s primary work facility or location that increases his one way commute by at least 35 miles. In order for an event to qualify as Good Reason, Executive must provide written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 30 days after the initial existence of the grounds for “Good Reason,” the Company fails to reasonably remedy such act or omission within 30 days thereafter, and Executive’s resignation from all positions is effective not later than 30 days after the expiration of such cure period.

8. Confidential Information; Defend Trade Secrets Act Notice. Executive acknowledges and agrees that Executive remains bound by the Company’s Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) that he signed in connection with the commencement of his employment, which remains in full force and effect. Nothing in this Agreement or the Confidential Information Agreement prohibits Executive from reporting to any governmental authority or attorney information concerning suspected violations of law involving the disclosure of trade secrets, provided that Executive does so consistent with 18 U.S.C. Section 1833.

9. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notices. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the CEO. Notice may also be given through the official Company email address for the affected Party and will be effective on the date such email is received by the recipient (as evidenced by the time/date stamp).

11. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12. Integration. This Agreement represents the entire agreement and understanding between Executive and the Company on the subject matter herein and supersede all prior agreements whether written or oral. This Agreement may be modified only by agreement of the Parties by a written instrument executed by the Parties that is designated as an amendment to this Agreement.

13. Waiver of Breach. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). The waiver of a breach of any term or provision of this Agreement will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

14. Tax Withholding. All payments made by the Company will be subject to withholding of applicable income and employment taxes.

15. Governing Law. This Agreement will be governed by the laws of the State of Massachusetts.

16. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

SEEQC, INC.:

/s/ John Levy
John Levy, CEO

EXECUTIVE:

/s/ KSBal
Kanwardev Raja Singh Bal